Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated December 23, 2009, relating to the financial statements and financial highlights which appear in the October 31, 2009 Annual Report to Shareholders of Credit Suisse High Yield Bond Fund which is also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings “Financial Highlights”, “Statement of Additional Information”, “Independent Registered Public Accounting Firm”, “Financial Statements”, and in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 10, 2010